Exhibit 10.10

March 8, 2021

Christopher Testa
[Address]

Dear Chris,

This Agreement confirms the terms of the one-time payment (“Retention Bonus”) which UNFI is offering to you, subject to the terms set out below.

Retention Bonus Eligibility
Within ten (10) days following the earlier of the Retention Date or the Release Date described below, UNFI will pay to you a Retention Bonus in a single lump sum of six hundred seventy-five thousand dollars ($675,000.00) less applicable taxes and withholdings:

(a)    You remain continuously and actively employed by UNFI and perform your job duties in a satisfactory manner through February 1, 2022 (“Retention Date”); or

(b)    Your employment is involuntarily terminated by UNFI for any reason, other than for Cause, between the date of this Agreement and the Retention Date; provided that you sign and do not revoke a release of claims in form and substance reasonably satisfactory to UNFI within the time period set forth in such release, but no later than 45 days following your termination date (the date such release becomes irrevocable, the “Release Date”). For purposes of this agreement, “Cause” shall have the same meaning as set forth in the United Natural Foods, Inc. Annual Incentive Plan and shall be determined in UNFI’s sole discretion.

If you voluntarily terminate your employment (for any reason), if your employment is terminated for Cause, or if your employment is terminated for any other reason, including disability or death, you will forfeit the Retention Bonus.

Section 409A
The Retention Bonus and this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, references to “termination of employment” shall be understood to mean “separation from service” as that term is defined under Section 409A. The Retention Bonus is intended to be exempt from Section 409A as a short-term deferral as provided in Treasury Regulation § 1.409A-1(b)(4). However, to the extent the Retention Bonus would be considered “deferred compensation” payable upon your involuntary separation from service and you are then a “specified employee,” as such terms are defined under Section 409A, the Retention Bonus shall be payable on the earlier of six months and 1 day following your separation from service or, if earlier, the date of your death. Neither UNFI nor any of its officers, directors, agents, or affiliates shall be obligated, directly or indirectly, to you or any other person for any taxes, penalties, interest or like amounts that may be imposed on you or any other person on account of any amounts paid or payable under this Agreement on account of any failure to comply with Section 409A.

313 Iron Horse Way, Providence, RI 02908 | 401-528-8634 | www.unfi.com

Additional Terms
The Retention Bonus offer and this Agreement do not affect your at-will employment status. Both you and UNFI remain free to terminate the employment relationship at any time and for any reason.

No changes to this Agreement will be valid unless agreed to in writing by both you and the appropriate officer of UNFI.

If you accept the terms of this offer, please sign in the space provided below.

United Natural Foods, Inc.	Christopher Testa

By: /s/ Jill E. Sutton	Sign: /s/ Christopher Testa

Title: Chief Legal Officer, General Counsel	Date: March 9, 2021
and Secretary

Date: March 9, 2021

313 Iron Horse Way, Providence, RI 02908 | 401-528-8634 | www.unfi.com